                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          REUNION INDUSTRIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------



    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------


    (5) Total fee paid:

    ---------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------


    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

    ---------------------------------------------------------------------------


    (4) Date Filed:

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Notes:

                           REUNION INDUSTRIES, INC.

                             ONE STAMFORD LANDING
                             62 SOUTHFIELD AVENUE
                             STAMFORD, CONNECTICUT

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD JUNE 20, 1996

                               ----------------

  Notice is hereby given that the Annual Meeting of the Stockholders of Reunion Industries, Inc. (the "Company") will be held at the Sheraton Stamford Hotel, One First Stamford Place, Stamford, Connecticut, on Thursday, June 20, 1996, at 10:00 A.M. local time, for the following purposes.

    1. To elect a board of five directors to serve until the next Annual Meeting of stockholders or until their successors are elected; and

    2. To consider and act upon such other business as may properly be presented to the meeting.

  A record of stockholders has been taken as of the close of business on May 13, 1996, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting. A stockholders' list will be available at, and may be inspected during, the meeting.

  If you do not expect to be present at the meeting, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY in the enclosed stamped envelope which has been provided for your convenience.

                                           By Order of the Board of Directors

                                                     [PASTE UP SIG]

                                                    RICHARD L. EVANS,
                                                        Secretary

May 17, 1996

                           REUNION INDUSTRIES, INC.

                                PROXY STATEMENT

GENERAL

  This proxy statement is being mailed to stockholders commencing on or about May 17, 1996, in connection with the solicitation by the Board of Directors of Reunion Industries, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held at the Sheraton Stamford Hotel, One First Stamford Place, Stamford, Connecticut, on Thursday, June 20, 1996, and at any adjournment thereof, for the purposes set forth in the accompanying Notice. Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any signed proxy on which no direction is specified will be voted for the election of the nominees named herein to the Board of Directors. Any proxy may be revoked at any time before its exercise by delivery to the corporate secretary of a written revocation of the proxy or a duly executed proxy bearing a later date.

  As of May 13, 1996, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were 3,855,085 outstanding shares of common stock of the Company. Each share of common stock entitles the holder to one vote on all matters presented at the Annual Meeting.

                             ELECTION OF DIRECTORS

  At the Annual Meeting five nominees are to be elected, each director to hold office until the next Annual Meeting of Stockholders or until his successor is elected and qualifies. The persons named in the accompanying proxy have been designated by the Board of Directors and, unless authority is withheld, they intend to vote for the election of the nominees named below to the Board of Directors. Each of the nominees has previously been elected by the stockholders. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy, or the Board may be reduced accordingly; however, the Board of Directors is not aware of any circumstances likely to render any nominee unavailable.

NOMINEES

  Certain information concerning the nominees for election as directors is set forth below:

                                       PRINCIPAL POSITION
               NAME                     WITH THE COMPANY      AGE DIRECTOR SINCE
               ----                 ------------------------- --- --------------
Thomas N. Amonett.................. Director                   52      1992
Charles E. Bradley, Sr./1/......... Director, President & CEO  66      1995
Thomas L. Cassidy/1/............... Director                   67      1995
Franklin Myers..................... Director                   43      1995/2/
John G. Poole...................... Director                   53      1996

- --------
/1/ Member, Compensation Committee and Audit Committee of the Board of
    Directors.
/2/ Prior to his reappointment in October 1995, Mr. Myers was a Director of the Company from July 1992 to June 1995.

  THOMAS N. AMONETT has served as a Director of the Company since July 1, 1992 and served as the President and Chief Executive Officer of the Company from July 1, 1992 until October 26, 1995. Mr. Amonett also served as the President of Reunion Energy Company, a wholly-owned subsidiary of the Company and then an oil and gas operating company, from July 1, 1992 through January 1, 1996. Prior to his affiliation with the Company, he had been engaged in the practice of law with Fulbright & Jaworski in Houston, Texas, where he was of counsel for more than five years. Mr. Amonett also serves as a Director of PetroCorp, Incorporated, a Houston-based oil and gas company, and Team, Inc., a Houston based environmental services company.

  CHARLES E. BRADLEY, SR. first took office as a Director of the Company on June 20, 1995 and was appointed President and Chief Executive Officer of the Company on October 26, 1995. Mr. Bradley has been a Director of Chatwins Group, Inc. ("Chatwins") since shortly after its acquisition by Stanwich Partners, Inc. ("SPI") in 1986 and Chairman of the Board of Chatwins since 1988. Chatwins is an industrial products manufacturing company. Mr. Bradley was a co-founder of SPI in 1982 and has served as its President since that time. SPI is a private investment company. Mr. Bradley is a Director of DeVlieg-Bullard, Inc. ("DBI"), a machine tool parts and services company, General Housewares Corp., a manufacturer and distributor of housewares, Consumer Portfolio Services, Inc. ("CPS"), engaged in the business of purchasing, selling and servicing retail automobile installment sales contracts, Audits and Surveys, Inc., an international marketing research firm, and Zydeco Exploration Inc., an oil and gas reserve development company. Mr. Bradley is currently the Chairman of the Board of DBI as well as President and acting Chief Financial Officer and a Director of Sanitas, Inc., a currently inactive company, and a Director, President and acting Chief Financial Officer of Texon Energy Corporation, a plastics manufacturer holding company.

  Mr. Bradley was the Chairman of U.S. Metalsource Corp. ("Metalsource") when Metalsource filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Pennsylvania, Case Number 91-2919-JLC, on August 12, 1991. Metalsource is engaged in the steel service center business. This bankruptcy proceeding is currently pending. Mr. Bradley was also a Director of DeVlieg, Inc., an affiliate of DBI ("DeVlieg"), until December 18, 1989, and served as a Vice President of DeVlieg until December 11, 1989. Mr. Bradley is also a 41% stockholder of DeVlieg. On August 5, 1991, DeVlieg filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Illinois, Case Number 91-B31744. This bankruptcy proceeding is currently pending.

  On March 2, 1992, a class action suit was commenced in the U.S. District Court of the District of Connecticut, Civil Action Number 92-592-CV117 (EBB), by certain stockholders of DBI against DBI and named Mr. Bradley, among others, as additional defendants. The complaint filed in this action sought an unspecified sum of money damages and equitable relief in connection with alleged defective disclosures made in violation of Rule 10b-5 of the Exchange Act, as well as Sections 11 and 12(2) of the Securities Act, with respect to the initial public offering of Common Stock of DBI. DBI used a portion of the proceeds of such offering to purchase certain assets of DeVlieg. The complaint alleged that disclosures made in connection with the offering were defective in that they failed to properly describe the prospects and resources of the acquired business and improperly estimated the value of certain of its assets. While management of DBI continues to maintain that this complaint is without merit, a tentative settlement of this suit was reached in March 1996 which management of DBI has deemed to be in the best interests of DBI and its shareholders. Under the terms of the settlement, which is contingent upon court approval, among other things, the defendants would collectively pay a total of $1,540,000 over approximately five months.

  THOMAS L. CASSIDY first took office as a Director of the Company on June 20, 1995. Mr. Cassidy has been a Managing Director of Trust Company of the West ("TCW"), an investment management firm, since 1984. He is also a Senior Partner in TCW Capital, an affiliate of TCW. He is a Director of Chatwins, DBI, Holnam Inc., a cement manufacturing company, and Spartech Corporation, a plastics manufacturing company.

  FRANKLIN MYERS served as a Director of the Company from July 1, 1992 until June 20, 1995, when he resigned contemporaneously with the sale of 1,450,000 shares of the Company's common stock by Parkdale Holdings Corporation N.V. ("Parkdale") to Chatwins. Mr. Myers was reappointed as a Director of the Company on October 26, 1995. On April 1, 1995, Mr. Myers became Senior Vice President, General Counsel and Secretary of Cooper Cameron Corporation, an oil field manufacturing company. Prior thereto he was Senior Vice President and General Counsel of Baker Hughes Incorporated, an international oil field service and equipment company, for more than six years. He is a Director of Convest Energy Corporation, a Houston-based oil and gas producer.

  JOHN G. POOLE became a Director of the Company upon election at the Special Meeting of the Stockholders of the Company held on April 19, 1996. Mr. Poole was a co-founder of SPI with Charles E. Bradley, Sr. in 1982 and has served as SPI's Vice President since that time. Mr. Poole has been a Director of Chatwins since 1988, and is also a director of DBI, CPS and Sanitas, Inc. Mr. Poole was also a Director of DeVlieg until December 18, 1989, and served as Secretary of DeVlieg until December 11, 1989. Mr. Poole again became a director of DeVlieg on June 22, 1993. Mr. Poole is also a 14% stockholder of DeVlieg. On August 5, 1991, DeVlieg filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Illinois, Case Number 91-B31744. This bankruptcy proceeding is currently pending. Mr. Poole was a defendant in the DBI class action suit described above in this section under the caption "Charles E. Bradley, Sr.".

BOARD AND COMMITTEE ACTIVITY; STRUCTURE AND COMPENSATION

  During 1995, the Board convened on nine regularly or specially scheduled occasions. The Audit and Compensation Committees of the Board each held one meeting in 1995. Each of the present directors attended all of the meetings of the Board and of each committee on which he served during his respective tenure in 1995.

  The Company's operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company's general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain Board functions may be discharged by one or more standing committees of the Board. The Compensation Committee, which was empaneled in October 1995 and is comprised of Mr. Bradley and Mr. Cassidy, is responsible for the formulation and adoption of all executive compensation, benefit and insurance programs, subject to full Board approval where legally required or in those instances where the underlying benefit philosophy might be at variance with preexisting Board policies. The Compensation Committee also supervises the administration of all executive compensation and benefit programs, including the establishment of any specific criteria against which all annual performance based benefits are to be measured. The Audit Committee, also empaneled in October 1995 and comprised of Messrs. Bradley and Cassidy, assists the Board in assuring that the accounting and reporting practices of the Company are in accordance with all applicable requirements. The Audit Committee reviews with the auditors the scope of the proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matter which the Committee or the auditors may wish to discuss. In addition, the Audit Committee would recommend the appointment of new auditors to the Board of Directors if future circumstances were to indicate that such action is desirable. The Board of Directors does not maintain executive or nominating committees. Stockholders who may wish to suggest individuals for possible future consideration for board positions should direct recommendations to the Board of Directors at the Company's principal offices.

  Directors not otherwise compensated by the Company receive annual retainers of $18,000 for service on the board and $500 for each board or committee meeting attended. Compensation paid to non-employee directors during 1995 for service in all board capacities aggregated $55,500.

                      VOTE REQUIRED AND VOTING PROCEDURE

  The five nominees for election as directors at the 1996 Annual Meeting of Stockholders who receive the greatest number of votes cast for election by the holders of common stock of record at the close of business on May 13, 1996 (the "record date") shall be the duly elected directors upon completion of the vote tabulation at the meeting, provided a majority of the outstanding shares as of the record date are present in person or by proxy at the meeting.

  Votes will be tabulated by Registrar and Transfer Company, the transfer agent and registrar for the Company's common stock, and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote. Under applicable provisions of the Company's bylaws, any proxy containing an abstention from voting will be sufficient to represent the shares at the meeting for purposes of determining whether a quorum is present, but will count neither as a vote for nor against any nominee with respect to whom the holder has abstained from voting.

  Management of the Company believes that all of the shares of common stock to be voted by directors, executive officers and Chatwins, aggregating 1,827,490 shares as of April 15, 1996, or approximately 47.4% of the issued and outstanding common stock (see "Ownership Information--Security Ownership by Certain Beneficial Owners and Management"), will be voted in favor of the election of each of the director nominees. The Company knows of no family relationships between any director, executive officer or nominee therefor and any other director, executive officer or nominee therefor.

                            MANAGEMENT INFORMATION

EXECUTIVE OFFICER INFORMATION

  The executive officers of the Company or its principal subsidiary, set forth below, serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the Annual Meeting of Stockholders.

             NAME                                POSITION                   AGE
             ----               ------------------------------------------- ---
Charles E. Bradley, Sr./1/..... Director, President and Chief Executive      66
                                 Officer of the Company
Richard L. Evans/2/............ Executive Vice President, Chief Financial    43
                                 Officer, and Secretary of the Company
David N. Harrington/3/......... President and Chief Operating Officer, ORC   54

- --------
/1/See "Election of Directors--Nominees" for certain biographical information. /2/Mr. Evans joined the Company as Executive Vice President and Chief
   Financial Officer in October 1995. He was appointed Secretary of the Company in December 1995. From May 1993 to September 1995, he was Controller of Terex Corporation, a capital goods manufacturer. From October 1989 to May 1993 Mr. Evans was Controller of SPI. Mr. Evans was a Director, from August 1990, and Vice President, from September 1990, of DeVlieg until May 1993. On August 5, 1991, DeVlieg filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Illinois, Case Number 91-B31744. This bankruptcy proceeding is currently pending.
/3/Mr. Harrington has served as Chief Operating Officer of Oneida Molded
   Plastics Corp. ("OMPC") (now a constituent of Oneida Rostone Corp. ("ORC"), a wholly-owned subsidiary of the Company), since December 1989 and as its President since October 1990. From March 1986 through December 1989, Mr. Harrington served as Vice President and General Manager of OMPC.

EXECUTIVE COMPENSATION

  The following table reflects all forms of compensation for services to the Company for the years ended December 31, 1995, 1994 and 1993, of those individuals who were at December 31, 1995 (i) the chief executive officer and
(ii) the other Named Executives (see "Ownership Information--Security Ownership by Certain Beneficial Owners and Management"):

                                                                    LONG-TERM
                                     ANNUAL COMPENSATION           COMPENSATION
                              ------------------------------------    STOCK
   NAME AND PRINCIPAL                               OTHER ANNUAL     OPTIONS       ALL OTHER
        POSITION         YEAR  SALARY      BONUS   COMPENSATION/1/   (SHARES)   COMPENSATION/2/
   ------------------    ----  ------     -------- --------------- ------------ ---------------
Charles E. Bradley,
 Sr./3/................. 1995 $      0    $      0     $13,500             0        $    0
 President and Chief
 Executive Officer
Richard L. Evans/4/..... 1995 $ 33,750/4/ $      0     $     0             0        $  693
 Executive Vice
 President, Chief
 Financial Officer and
 Secretary
David N. Harrington/5/.. 1995 $ 64,904/5/ $ 32,813     $15,543        $    0        $  672
 President and Chief
 Operating Officer, ORC
Thomas N. Amonett....... 1995 $173,000    $ 42,000     $ 6,000        12,000        $5,350
 President and Chief
 Executive               1994 $168,000    $100,800     $ 6,000            --        $3,022
 Officer until 10/26/95  1993 $167,250    $ 20,000     $ 6,000        20,000        $1,906
W. Kyle Willis.......... 1995 $134,000    $ 32,500     $ 6,000         8,000        $8,929
 Executive Vice
  President, Treasurer
  and                    1994 $130,000    $ 65,000     $ 6,000            --        $2,862
 Chief Financial Officer 1993 $128,750    $ 15,000     $ 6,000        14,000        $  552
  until 10/26/95

- --------
/1/Includes automobile allowance, and, in the case of Mr. Harrington, certain deferred compensation.
/2/Contributions under nondiscriminatory defined contribution plan and certain health insurance plans of the Company and/or its subsidiaries. The Company maintains a voluntary employee retirement plan under which employees of the Company and its subsidiaries other than ORC may contribute up to 18% of their pre-tax earnings, with the Company making matching contributions of 25% of each employee's contribution, not to exceed 6% of each participants pre-tax earnings.
/3/Mr. Bradley was appointed President and Chief Executive Officer of the
   Company on October 26, 1995. His 1995 compensation consists solely of director's fees. Effective January 1, 1996, Mr. Bradley's annual salary is $100,000, and he will no longer receive director's fees. Mr. Bradley did not render any services to the Company or its subsidiaries prior to 1995.
/4/Mr. Evans was appointed Executive Vice President and Chief Financial
   Officer on October 26, 1995. Amounts listed in the table for Mr. Evans are for his period of employment by the Company in 1995. His annual salary for 1995 was $135,000. Mr. Evans did not render services to the Company or its subsidiaries prior to 1995.
/5/Mr. Harrington is an employee of Oneida Rostone Corp., the Company's wholly-owned subsidiary, which was acquired by the Company on September 14, 1995. Amounts listed in the table for Mr. Harrington are for his period of employment by the Company in 1995. His annual salary in 1995 was $225,000. Mr. Harrington did not render services to the Company or its subsidiaries prior to 1995.

OPTION GRANTS

  The following table sets forth information with respect to the options to purchase shares of common stock granted under all stock option plans to the Named Executives in the fiscal year ended December 31, 1995.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                           POTENTIAL
                                                                          REALIZABLE
                                                                           VALUE AT
                                                                        ASSUMED ANNUAL
                                       PERCENT OF                       RATES OF STOCK
                          NUMBER OF      TOTAL                               PRICE
                          SECURITIES  OPTIONS/SARS EXERCISE              APPRECIATION
                          UNDERLYING   GRANTED TO  OR BASE              FOR OPTION TERM
                           OPTIONS/    EMPLOYEES     PRICE   EXPIRATION ---------------
          NAME           SARS GRANTED    IN FY     ($/SHARE)    DATE    5% ($)  10% ($)
          ----           ------------ ------------ --------  ---------- ------- -------
Thomas N. Amonett.......    12,000        19%       $5.00     1/12/99   $12,931 $27,846
W. Kyle Willis..........     8,000        13%       $5.00     1/12/99   $ 8,640 $18,564

OPTION EXERCISES AND YEAR-END VALUES

  The following table sets forth information with respect to the unexercised options to purchase shares of common stock granted under all stock option plans to the Named Executives and held by them at December 31, 1995.

                    AGGREGATED OPTION EXERCISES DURING 1995
                     AND OPTION VALUE AT DECEMBER 31, 1995

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                          NUMBER OF                        OPTIONS AT                IN-THE-MONEY OPTIONS AT
                           SHARES                       DECEMBER 31, 1995             DECEMBER 31, 1995/1/
                          ACQUIRED    VALUE      ------------------------------- -------------------------------
                         ON EXERCISE REALIZED    EXERCISABLE/2/ UNEXERCISABLE/2/ EXERCISABLE/2/ UNEXERCISABLE/2/
                         ----------- --------    -------------- ---------------- -------------- ----------------
Thomas N. Amonett.......        0    $      0        32,000             0             $ 0             $ 0
W. Kyle Willis..........   46,500    $146,992/3/     22,000             0             $ 0             $ 0

- --------
/1/Amounts were calculated by multiplying the number of unexercised in-the-money options exercisable or unexercisable, as the case may be, by the closing sales price of the common stock on NASDAQ Small-Cap. Market on December 29, 1995 ($5.00) and subtracting the total exercise prices.
/2/These options, granted in December 1993 and January 1995, were originally exercisable as follows: 50% after one year and 50% after the second year. As a result of changes to the Board of Directors of the Company in 1995, these options became immediately exercisable. However, all of these options have since expired unexercised.
/3/Amounts were calculated by multiplying the number of options exercised by the market value of the common stock at the time of exercise and subtracting the exercise price.

ONEIDA PENSION PLAN

  The Oneida Molded Plastics Corp. Employee Retirement Plan #3 (the "Oneida Pension Plan") covers substantially all of the employees of the former Oneida Molded Plastics Corp. (a constituent of ORC). The monthly amount payable at age 65 is 1% of a participant's average monthly compensation for the five highest consecutive years of compensation times years of service to a maximum of 30 years.

  The following table shows estimated annual gross benefits payable from the Oneida Pension Plan as a single life annuity upon retirement at age 65 for employees in the salary classifications and within three years of service specified. Various optional forms of benefits are payable in lieu of a single life annuity. The maximum annual benefit payable under the Oneida Pension Plan is that permitted by applicable law or regulations.

                              PENSION PLAN TABLE

                                          YEARS OF SERVICE
                     ----------------------------------------------------------
      REMUNERATION       15         20          25          30          35
      ------------   ---------- ----------- ----------- ----------- -----------
      125,000....... $18,750.00  $25,000.00  $31,250.00  $37,500.00  $37,500.00
      150,000....... $22,500.00  $30,000.00  $37,500.00  $45,000.00  $45,000.00
      175,000....... $26,250.00  $35,000.00  $43,750.00  $52,500.00  $52,500.00
      200,000....... $30,000.00  $40,000.00  $50,000.00  $60,000.00  $60,000.00
      225,000....... $33,750.00  $45,000.00  $56,250.00  $67,500.00  $67,500.00
      250,000....... $37,500.00  $50,000.00  $62,500.00  $75,000.00  $75,000.00
      300,000....... $45,000.00  $60,000.00  $75,000.00  $90,000.00  $90,000.00
      400,000....... $60,000.00  $80,000.00 $100,000.00 $120,000.00 $120,000.00
      450,000....... $67,500.00  $90,000.00 $112,500.00 $135,000.00 $135,000.00
      500,000....... $75,000.00 $100,000.00 $125,000.00 $150,000.00 $150,000.00

  Mr. Harrington is eligible to participate in this plan. Mr. Harrington's compensation for the period September 14, 1995 to December 30, 1995 (included in the Executive Compensation table) covered by the Oneida Pension Plan is $64,904 and the current number of years of employment for Mr. Harrington is nine.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  In November 1994, the Company executed agreements with Thomas N. Amonett and
W. Kyle Willis providing for compensation upon a change-in-control of the Company. Under the terms of these agreements if, prior to December 31, 1996, more than 25% of the outstanding common stock of the Company is acquired by any person other than Parkdale (a "Change-in-Control") and Mr. Amonett's or Mr. Willis's employment is terminated for any reason within one year thereafter, Mr. Amonett or Mr. Willis shall receive two years compensation and benefits. The June 20, 1995 purchase by Chatwins of approximately 38% of the Company's common stock from Parkdale constituted a Change-in-Control under these agreements, and the termination of the employment of Mr. Amonett and Mr. Willis as employees of the Company on January 1, 1996 triggered their rights to compensation and benefits under their respective agreement. Mr. Willis has been paid a lump sum of $268,000 in full satisfaction of the Company's obligations to him under his agreement with the Company. In lieu of a lump sum payment Mr. Amonett has elected to continue to be paid his compensation, an aggregate of $346,000 over two years, through December 31, 1997 and will continue to receive employee benefits during this period. Mr. Amonett may elect to receive a lump sum payment of the balance due him by the Company at any time before December 31, 1997.

  ORC (then Oneida Molded Plastics Corp.), a wholly-owned subsidiary of the Company, entered into an Employment Agreement (the "Harrington Employment Agreement"), effective as of January 1, 1995, with David N. Harrington, its President. Pursuant to the Harrington Employment Agreement, Mr. Harrington receives (i) an annual base salary of $225,000 in 1995, increased to $240,000 in 1996 and $255,000 in 1997, (ii) an annual cash bonus of up to 50 percent of his annual base salary based upon ORC's actual performance for the year as compared to ORC's budgeted performance for the year, (iii) a monthly car allowance of $1000 and (iv) coverage under ORC's fringe benefit plans for executives. Mr. Harrington's annual base salary was increased to $240,000 on January 1, 1996. In certain circumstances, Mr. Harrington is entitled to receive up to 24 months of his base salary upon termination of his employment. During the term of the Harrington Employment Agreement, Mr. Harrington is required to maintain a reverse split-dollar universal life insurance policy on his life in the amount of $2 million payable to ORC. ORC is required to reimburse Mr. Harrington for up to $26,244 of the annual premiums paid for such policy. If Mr. Harrington's employment is terminated for any reason other than death, he may request that ORC assign its right to receive the proceeds of such life insurance policy to Mr. Harrington. Effective January 1, 1995 Mr. Harrington is eligible to earn deferred compensation at the rate of $3,333.33 per month.

COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for 1995:

  The Board of Directors pursues a philosophy of seeking to improve the Company's performance and to maximize shareholder value by, among other things, relating executive compensation and stock-based benefits to the Company's performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus, and stock option and other benefit plans.

  Base compensation for senior executives is intended to be competitive with that paid in comparably situated companies, but with a reasonable degree of financial security and flexibility afforded to those individuals who are regarded by the Board of Directors as acceptably discharging the levels and types of responsibility implicit in the various senior executive positions. While the committee's principal concern is with establishing compensation programs and setting executive compensation at levels which are somewhat reflective of those prevailing in the molded plastics industry for similar executive positions, no comparability studies were conducted for executive salaries to be paid in 1995.

  Under the supervision of the Compensation Committee, annual bonuses reflect a policy of requiring a specified level of Company performance for the year before any bonuses are earned by senior executives, with bonuses for achieving higher levels of performance directly related to the level achieved. In setting performance criteria, the Committee will consider the total compensation payable or potentially available to the chief executive and other executives officers. While the development of any business necessarily involves numerous factors, the board's primary emphasis will be on encouraging management to increase the Company's net assets and cash flow, and in certain instances, rationalization of certain Company businesses or assets. The $32,813 bonus (pro rated from September 14, 1995) award from the Company's ORC subsidiary to Mr. Harrington in 1995 was based upon his attainment of specific earnings objectives as set forth in his employment agreement.

  The Board of Directors is of the view that properly designed and administered long-term, stock-based incentives for senior executives closely align the executives' economic interests with those of stockholders and provide a direct and continuing focus upon the goal of constantly striving to maximize stockholder value. The compensation committee intends, with any necessary concurrence of the Board of Directors, to continue to consider alternate forms of stock-based incentives with a view to achieving the maximum possible performance based benefit to all senior executives at the least possible cost and the greatest attainable economic efficiency to the Company, with such benefits designed as nearly as practicable to directly align the economic interests of professional managers with those of the Company's stockholders.

  Pursuant to applicable rules of the Securities and Exchange Commission, as of April 15, 1996 members of the compensation committee are deemed to own beneficially an aggregate of 1,867,490 shares, or 47.5%, of the Company's outstanding common stock. See "Ownership Information--Security Ownership of Certain Beneficial Owners and Management".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  See "Election of Directors--Charles E. Bradley, Sr." "Ownership Information--Security Ownership of Certain Beneficial Owners and Management", and "Certain Relationships and Related Transactions--Chatwins Group, Inc. and Affiliates" for a discussion of Mr. Bradley's relationship to Chatwins, the Chatwins Acquisition, and Mr. Bradley's and Chatwins' relationship to the Company.

  See "Election of Directors--Thomas L. Cassidy", "Ownership Information-- Security Ownership of Certain Beneficial Owners and Management", and "Certain Relationships and Related Transactions--Chatwins Group, Inc. and Affiliates" for a discussion of Mr. Cassidy's relationship to Chatwins, the Chatwins Acquisition, and Mr. Cassidy's and Chatwins' relationship to the Company.

                                          THE COMPENSATION COMMITTEE

                                          Charles E. Bradley, Chairman
                                          Thomas L. Cassidy

                             OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  As of April 15, 1996, the Company had outstanding 3,855,085 shares of common stock. The following table sets forth information regarding the beneficial ownership of the Company's common stock at April 15, 1996, by (i) each stockholder known to the Company to own 5% or more of the Company's common stock, (ii) each Director of the Company or nominee therefor, (iii) each of the chief executive officer and the other executive officers who were compensated at an annualized rate of more than $100,000 in 1995 (collectively, the "Named Executives") and (iv) all current Directors and executive officers as a group. Except as set forth in the footnotes to the following table, each stockholder has sole dispositive and voting power with respect to the shares of the Company's common stock shown as owned by him.

                            AMOUNT AND
NAME (AND ADDRESS OF 5%       NATURE      PERCENT
BENEFICIAL OWNERS)         OF OWNERSHIP   OF CLASS
- -----------------------    ------------   --------
Chatwins Group, Inc.
 300 Weyman Plaza, Suite
  340
 Pittsburgh, PA 15236....   1,862,490/1/    47.4%
Parkdale Holdings
 Corporation N.V.
 Nieuwestraat 4-6, P.O.
  Box 210
 Curacao, Netherlands
  Antilles...............     271,280/2/     7.0%
Thomas N. Amonett/6/.....      34,000        0.9%
Charles E. Bradley, Sr...   1,862,490/3/    47.4%
Thomas L. Cassidy........       5,000        0.1%
John G. Poole............           0        0.0%
Franklin Myers...........     141,210/4/     3.6%
Richard L. Evans.........       1,000        0.0%
David N. Harrington......           0        0.0%
W. Kyle Willis/6/........      25,000        0.6%
All Current Directors and
 Executive Officers as a
 group...................   1,977,490/5/    49.4%

- --------
/1/Includes 75,000 shares that may be purchased pursuant to currently exercisable warrants, with respect to which Chatwins has dispositive power only, and 337,490 shares (66,210 owned by Myers and 271,280 owned by Parkdale) with respect to which Chatwins has sole voting power and no dispositive power.
/2/Parkdale has granted a proxy to Chatwins to vote these shares.
/3/Includes all shares of common stock shown as beneficially owned by Chatwins. Mr. Bradley is Chairman of the Board of Chatwins as well as the beneficial owner of more than 50% of the issued and outstanding shares of Chatwins and may, under Rule 13d-3, be deemed beneficial owner of all shares of the Company's common stock beneficially owned by Chatwins. Mr. Bradley disclaims such beneficial ownership.
/4/Includes a currently exercisable warrant to purchase 75,000 shares of common stock. Mr. Myers has granted Chatwins a three year proxy to vote 66,210 shares.
/5/Includes currently exercisable warrants to purchase an aggregate of 150,000 shares of common stock.
/6/Mr. Amonett's and Mr. Willis' respective tenures as executive officers of the Company and/or its subsidiaries terminated on January 1, 1996. Mr. Amonett remains a Director of the Company.

OWNERSHIP REPORTS

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the Pacific Stock Exchange. Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file reports on Form 5 for specified fiscal years, the Company believes that all its officers, directors, and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1995.

                               OTHER INFORMATION

COMMON STOCK PERFORMANCE GRAPH

  The following graph illustrates the yearly percentage change in the cumulative total shareholder return on the Company's common stock, compared with the cumulative total return on (i) the Standard & Poor's 500 Stock Index and (ii) the Dow Jones Secondary Oils Index (the "Industry Index") for the five years ended December 31, 1995:/1/

                            FIVE YEAR TOTAL RETURN

                               [PASTE UP CHART]


                                                 YEAR ENDED DECEMBER 31,
                                         ---------------------------------------
                                         1990  1991   1992   1993   1994   1995
                                         ---- ------ ------ ------ ------ ------
Reunion Industries, Inc................. 100      95    175    480    400    400
Dow Jones Secondary Oils Index/2/....... 100   93.65  95.88 109.34 104.70 121.03
S&P 500 (Dividends Reinvested)/3/....... 100  130.48 140.46 154.62 156.66 215.54

- --------
/1/Tabular data assumes that the value of the investment in the Company's common stock and each index was $100 at January 1, 1991 and that all dividends, if any, were reinvested.
/2/Dow Jones Total Return Index for Secondary Oils prepared by Dow Jones &
   Company, Inc. Through November 1995, the Company was engaged in the business of exploring for, developing, producing and selling crude oil and natural gas in the United States. These operations have since been discontinued by the Company, and the Company is now principally engaged in manufacturing high volume, precision plastic products and providing plastics services. Despite this change in principal business in late 1995, the Company has determined that the comparative value of the performance graph to stockholders would be best served by retaining the Secondary Oils industry index for fiscal year 1995.
/3/Standard & Poor's 500 Total Return Index provided by Media General
   Financial Services, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 Chatwins Group, Inc. and Affiliates

  On June 20, 1995, Chatwins acquired 1,450,000 shares, or approximately 38%, of the Company's common stock ("the Purchased Shares") from Parkdale (the "Chatwins Acquisition"). In connection with the Chatwins Acquisition, the 271,280 remaining shares of the Company's common stock owned by Parkdale as well as 66,210 shares of common stock (the "Myers Shares") and a warrant to purchase 75,000 shares of common stock (the "Myers Warrant" and, collectively with the Myers Shares, the "Myers Securities") owned by Franklin Myers were delivered into a 3-year escrow arrangement. Each of Myers and Parkdale also entered into 3-year standstill agreements with Chatwins regarding the purchase, sale and transfer of Company securities and delivered to Chatwins 3-year proxies to vote all of their respectively-owned shares of common stock (the "Chatwins Proxies"). At the time of the Chatwins Acquisition, Chatwins acquired from P. Dean Gesterkamp a warrant to purchase 75,000 shares of the Company's common stock (the "Chatwins Warrant").

  Charles E. Bradley, Sr., a Director of the Company since June 20, 1995 and the President and Chief Executive officer of the Company since October 26, 1995, is the Chairman and a Director of Chatwins and the beneficial owner of approximately 68% of the outstanding common stock of Chatwins. Thomas L. Cassidy, a Director of the Company since June 20, 1995, and John G. Poole, a Director of the Company since April 19, 1996, are both Directors of Chatwins. As a result of the Chatwins Acquisition and related transactions Chatwins has voting control over approximately 45% of the Company's common stock.

  On June 28, 1995, Chatwins proposed to the Board of Directors of the Company and the Board of Directors subsequently resolved that the Company extend the exercisability of the Myers Warrant and the Chatwins Warrant. The Chatwins Warrant and the Myers Warrant had been scheduled to terminate by their terms on July 1, 1995. These warrants now expire on June 30, 1999. Contemporaneously with the Chatwins Acquisition, and in order to assist Chatwins in preserving for the Company and the Company's stockholders the benefits of the Company's tax loss carryforwards, Myers agreed not to exercise the Myers Warrant or transfer the Myers Securities until June 21, 1998. The preservation of tax loss carryforwards was also the principal goal underlying Chatwins' purchase of the Chatwins Warrant. Under Section 382 of the Internal Revenue Code, the availability of tax loss carryforwards is restricted if there is a change in ownership of more than 50% in any 3-year period. After giving effect to the Chatwins Acquisition, the exercise or sale of the Myers Securities and the Chatwins Warrant would result in a 5.7% ownership change which, if added to other possible ownership changes, could jeopardize the availability of substantial amounts of the Company's tax loss carryforwards. Thus, the Company believes that extending the Myers Warrant is fair consideration for Mr. Myers's standstill agreement with respect to his common stock of the Company. Because the Chatwins Warrant is security for the note Chatwins issued to Mr. Gesterkamp when it purchased the warrant, extension of the Chatwins Warrant was necessary to Mr. Gesterkamp's agreement to sell, rather than exercise, this warrant. Thus, the Company believes that extending the Chatwins Warrant is fair consideration for Chatwins' agreement to purchase such warrant from Mr. Gesterkamp.

  On September 14, 1995 the Company purchased from Chatwins Holdings, Inc. ("CHI"), a Delaware corporation and wholly-owned subsidiary of Chatwins, all of the issued and outstanding common stock and preferred stock of Oneida (the "Oneida Acquisition"). The aggregate purchase price for the shares totaled $3,107,484, which was funded entirely from internal cash reserves of the Company. Oneida's liabilities at the time of acquisition included $4,932,940 payable to Chatwins. The stock purchase agreement between the Company and Chatwins requires the Company to cause Oneida to repay the indebtedness to Chatwins (the "Oneida/Chatwins Debt") plus interest thereon at 10% per annum from September 1, 1995 on or before September 14, 1997, or earlier from the net proceeds, if any, of the sale of the Company's other material assets. The Oneida/Chatwins Debt was subsequently memorialized by a Subordinated Promissory Note issued by Oneida to Chatwins. Interest on this note is payable monthly. The financial terms of the Oneida transaction were determined based on Oneida's financial position and results of operations at and for the six months ended June 30, 1995. The terms of the transaction were approved by the unanimous vote of the directors of the Company at the time with Messrs. Bradley and Cassidy abstaining.

  On February 2, 1996, Rostone Corporation ("Rostone"), a Delaware corporation, was merged with and into Oneida, a wholly-owned subsidiary of the Company (the "Rostone/Oneida Merger"), pursuant to a Merger Agreement (the "Rostone/Oneida Agreement") dated as of December 22, 1995. Pursuant to the Rostone/Oneida Agreement Oneida, as the surviving corporation, changed its name to Oneida Rostone Corp. ("ORC"). The purchase price payable by ORC under the Rostone/Oneida Agreement to the stockholders of Rostone is an amount up to $4,000,503 as follows: (i) $503 in 1996, (ii) up to $2,000,000 in 1997 if
Rostone achieves specified levels of earnings before interest and taxes (as provided in the Rostone/Oneida Agreement) for the calendar year 1996 and (iii) up to $2,000,000 in 1998 if Rostone achieves specified levels of earnings before interest and taxes (as provided in the Rostone/Oneida Agreement) for the calendar year 1997. Under the terms of ORC's Loan Facility (described below), all such payments may only be made from equity contributions the Company may provide to ORC. The financial terms of the transaction were determined based on Rostone's financial position and results of operations for the fiscal year ended December 31, 1994 and for the eleven months ended November 30, 1995. The terms of the Rostone/Oneida Merger were approved by the unanimous vote of the directors of the Company, including by all disinterested directors.

  In connection with the Oneida Acquisition and the Rostone/Oneida Merger, the Company hired Prudential Securities Incorporated ("Prudential") to act as its financial advisor and to provide opinions as to the fairness of the consideration paid by the Company in connection with each of the Oneida Acquisition (the "Oneida Consideration") and the Rostone/Oneida Merger (the "Rostone Merger Consideration"). Prudential has issued its opinions, dated September 7, 1995 and January 15, 1996, respectively, that, as of such dates, the Oneida Consideration and the Rostone Merger Consideration paid by the Company were fair to the Company from a financial point of view. In the case of the Oneida Consideration, Prudential based its opinion of fairness on, among other factors, its review of (i) certain of Oneida's historical financial data and certain internal financial statements and other financial and operating data of Oneida prepared by the management of Oneida, (ii) Oneida's projections as to future financial performance, (iii) industry data relating to Oneida's business, (iv) the financial terms of the Purchase Agreement relating to the Oneida Acquisition (the "Oneida Agreement") as compared to the financial terms of certain other transactions deemed relevant by Prudential, (v) publicly available information concerning certain other companies deemed comparable to Oneida by Prudential and the trading history of the stock of each such company, (vi) the Oneida Agreement and certain related documents, and (vii) such other factors as Prudential deemed relevant to its opinion. In the case of the Rostone Merger Consideration, Prudential based its opinion of fairness on, among other factors, its review of (i) Rostone's historical financial data and other information regarding Rostone prepared by Rostone's and the Company's management, (ii) financial projections prepared by Rostone's and the Company's management, relating to the sales, earning and prospects for Rostone's business, (iii) the financial terms of a draft of the Rostone/Oneida Agreement dated January 3, 1996, (iv) the financial terms of certain other transactions deemed relevant by Prudential, (v) publicly available information concerning certain other companies that Prudential deemed comparable to Rostone, and the trading history of the common stock of each such company, and (vi) discussions with senior officers of Rostone and the Company concerning the financial condition and prospects for Rostone. The Oneida Consideration and the Rostone Merger Consideration were initially determined by the respective parties to those transactions, with Prudential thereafter rendering its opinion as to the fairness thereof from a financial point of view. No instructions or limitations were given to or imposed upon the scope of Prudential's investigation related to the opinions. In rendering its opinions, Prudential relied without independent verification upon the accuracy and completeness of the financial and other information publicly available and provided to it by the Company, by Oneida, and by Rostone, and did not make or obtain any independent appraisals of the properties, facilities or other assets of Oneida or Rostone.

  Prudential is a nationally-recognized investment banking firm. As part of its investment banking business, it is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated and competitively bid underwritings, secondary distributions of listed and unlisted securities, and private placements and valuations for estate, corporate and other purposes. Prudential also acts as financial advisor in connection with tender offers and mergers and acquisitions, and conducts trading in listed and unlisted securities. Prudential was selected by the management of the Company on the basis of its reputation and experience. In the ordinary course of business Prudential may trade the common stock of the Company for its own account and for the accounts of customers, and accordingly at any time may hold a long or short position in the common stock of the Company, and certain accounts of Prudential's customers hold common stock of the Company.

  For its services in rendering its opinions, the Company has paid Prudential's fees totalling $300,000 and has reimbursed Prudential for $52,185 aggregate expenses incurred in rendering its opinions. The Company has agreed to indemnify Prudential against certain liabilities which Prudential may incur arising out of its issuance of the opinions. The complete texts of Prudential's opinions are available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested equity holder of the Company or his representative who has been so designated in writing.

  Contemporaneous with the Rostone acquisition, ORC and its wholly-owned subsidiary, Oneida Molded Plastics Corp. of North Carolina ("OMPC-NC"), amended and restated the terms of their secured credit facility (the "Loan Facility") with Congress Financial Corporation ("Congress") to provide for term loans in an aggregate principal amount of $6,600,000 and revolving loans initially in an aggregate principal amount of up to $9,400,000. The loan proceeds borrowed on February 2, 1996 were primarily used to refinance Rostone's bank and institutional debt.

  In the Rostone/Oneida Merger, ORC acquired 100% of the preferred and common stock of Rostone from CGI Investment Corp. ("CGII") a company owned 51% by SPI and 49% by Chatwins. Charles E. Bradley, Sr., a Director and President and Chief Executive Officer of the Company, John G. Poole, a Director of the Company, and Richard L. Evans, Executive Vice President, Chief Financial Officer and Secretary of the Company, are officers, directors and/or shareholders of SPI. Prior to the Rostone/Oneida Merger certain officers of Oneida were also serving as officers of Rostone and CGII.

  Prior to the Rostone/Oneida Merger, Rostone was indebted to CGII pursuant to a $250,000 promissory note dated May 21, 1993. The note, which had an outstanding balance of $367,742 (principal and accrued interest) on February 2, 1996 and continues as an obligation of ORC, is subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled monthly interest payments may be paid when due.

  As of February 2, 1996 the outstanding balance of the Oneida/Chatwins Debt was $3,553,952 (principal and accrued interest), which continues as an obligation of ORC and is subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled monthly interest payments may be paid when due and principal may be paid out of equity or subordinated loans that may be advanced by the Company to ORC.

  Prior to the Rostone/Oneida Merger, Rostone was the lessee of certain equipment beneficially owned by Chatwins and Mr. Bradley. Chatwins and Mr. Bradley share the risks and benefits under the lease pro rata in proportion to the purchase price of the equipment paid to the equipment manufacturer by each (57% for Chatwins and 43% for Mr. Bradley). At any time during the lease term Rostone (ORC) may purchase the equipment upon the payment of the amount which, when combined with its prior lease payments, will return to Chatwins and Mr. Bradley the amounts paid by each of them to the manufacturer plus interest thereon at 13.5% per annum, compounded monthly from the date of each co-venturer's payment to the equipment manufacturer. Chatwins and Mr. Bradley's rights to payment under the lease are subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled monthly lease payments may be made when due and the amount due on exercise of ORC's purchase option may be paid out of the proceeds of purchase money financing provided by a non-affiliate of ORC and permitted under the terms of the Loan Facility.

  On November 1, 1995 and November 2, 1995, respectively, Mr. Bradley made loans of $850,000 and $500,000 to the Company, which the Company then used as part of a $1,550,000 loan it advanced to Oneida evidenced by a 10% promissory note of Oneida payable November 2, 1997. Oneida used these funds to repay a portion of the Oneida/Chatwins Debt. The Company issued two notes to Mr. Bradley for the $1,350,000 he advanced, each bearing interest at a rate of 10% per annum and each due and payable on September 14, 1997. According to the terms of these notes, should the Company sell any of its material assets it will prepay the notes in an amount equal to the proceeds of such sale which remain (if any) after the Company loans to ORC a portion of the net proceeds of such sale in an amount sufficient to permit ORC to repay the Oneida/Chatwins Debt. The Company's rights to payment under the $1,550,000 note issued by ORC are subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled monthly interest payments may be paid when due.

  To facilitate the closing of the Rostone/Oneida Merger and the Loan Facility, Mr. Bradley entered into several financial arrangements with Congress and an existing creditor of Rostone. To induce Congress to consummate the Loan Facility, Mr. Bradley guaranteed the obligations of ORC and OMPC-NC under the Loan Facility subject to a cap of $4 million, which cap declines over time to $2 million. Mr. Bradley will receive a credit support fee from ORC and OMPC-NC in an aggregate amount equal to one percent (1%) per annum of the amount guaranteed, payable monthly. Mr. Bradley's rights to payment of the monthly installments of the credit support fee are subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, the monthly installments may be paid when due. As a further inducement to Congress, Mr. Bradley entered into an environmental indemnity agreement pursuant to which Mr. Bradley agreed to indemnify Congress against liabilities that may arise from environmental problems that may be associated with ORC's existing properties and to reimburse Congress for certain investigatory and cleanup costs that Congress may incur should Congress request that those activities be performed by ORC and should ORC fail to perform them.

  To induce an existing creditor of Rostone to permit the Rostone/Oneida Merger and Loan Facility to be consummated, Mr. Bradley agreed to purchase from this creditor 50% of the $2,034,225 owing to him by Rostone on February 2, 1996 if this indebtedness were restated to provide for quarterly amortization over a two year period with interest at 10% per annum payable quarterly subject, however, to a subordination agreement with Congress. As a result of this transaction, Mr. Bradley and the creditor each holds a note from ORC in the amount of $1,017,112.50 bearing interest at 10% per annum which is subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled payments of interest may be paid when due.

  Effective April 1, 1996, the Company subleased from SPI approximately 1,500 square feet of office space in Stamford, Connecticut for its corporate offices. Charles E. Bradley, Sr., a Director and President and Chief Executive Officer of the Company, John G. Poole, a Director of the Company, and Richard
L. Evans, Executive Vice President, Chief Financial Officer and Secretary of the Company, are officers, directors and/or shareholders of SPI. The terms of this sublease are at least as favorable to the Company as would be the case in an arm's length transaction.

  Following the third anniversary of the Chatwins Acquisition, Chatwins may propose the merger of itself with and into the Company. Any transaction that Chatwins may propose in which it has an interest separate from that of the Company will be subject to approval by the Boards of Directors of the Company and of Chatwins and compliance by Chatwins with the covenants in its financing agreements. There can be no assurance that any transaction will be proposed or that any proposed transaction will be consummated.

 Parkdale Holdings Corporation N.V.

  Parkdale became the Company's largest stockholder in 1988 in connection with reorganization financing provided by it to facilitate the Company's discharge from bankruptcy. During the next several years the Company experienced progressively larger losses, and cash balances had become critically depleted by mid-1992. Representatives of Parkdale approached Franklin Myers, who had served as outside counsel to the Company for a number of years before its 1985 bankruptcy filing, about the possibility of Mr. Myers becoming its agent and attorney-in-fact to represent its stockholdings in the Company. When Mr. Myers agreed in June 1992 to undertake the proposed assignment, he agreed to do so based upon the stated premises that he would do so only if he were to be given exclusive voting and investment control over Parkdale's stockholdings and if he were to take affirmative actions on Parkdale's behalf in an effort to increase the value of the Company for the benefit of stockholders generally, he would expect to be retained by the Company as a financial consultant and compensated through both cash and equity inducements of substantial magnitude. Consistent with these understandings, Mr. Myers was so retained immediately following the ouster of the incumbent board of directors at the 1992 annual meeting of stockholders. Under the terms of his consulting arrangement (which was cancelled effective January 1, 1995), the Company paid Mr. Myers an annual fixed consulting fee of $150,000 and awarded him options and warrants in 1992 covering the right to purchase up to 112,500 shares of the Company's common stock at a purchase price of $1.56 per share, the average market price for the common stock in June 1992.

  Notwithstanding the apparent (or actual) conflict of interest which may have existed with respect to the financial arrangements between the Company and Mr. Myers, the Board of Directors is of the opinion that these arrangements were as favorable to the Company as any which could have been negotiated at arm's length with similarly situated third parties under the same circumstances. In connection with the Chatwins Acquisition, Mr. Myers gave Chatwins a three-year proxy to vote all of his currently-owned common stock, and entered into a standstill agreement with respect to his Company securities. Contemporaneously with the Chatwins Acquisition, Mr. Myers resigned as a Director of the Company. On October 26, 1995, he was appointed to the Board of Directors to fill the vacancy created by the resignation of W. Kyle Willis from the Board of Directors.

AUDITORS

  On October 26, 1995, the Company's Board of Directors engaged Price Waterhouse LLP ("PW") as principal accountant to audit the Company's consolidated financial statements for the year ending December 31, 1995. PW has been the independent accountant for Oneida, which was acquired by the Company on September 14, 1995, since 1988. Because Oneida was expected to represent more than 50% of the revenues for 1995 and a significant percentage of the Company's assets at year end, the Board concluded that it should engage PW as principal accountant for the Company.

  Arthur Anderson LLP ("AA"), which had served as the Company's principal accountant since 1992, was not reappointed by the Company's Board of Directors as principal accountant but continues to serve as independent accountants for the Company's discontinued oil and gas operations.

  The audit reports of AA on the Company's financial statements for 1994 and 1993 did not contain an adverse opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years and subsequent interim periods preceding the replacement of AA, the Company had no disagreements with AA on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During the Company's two most recent fiscal years and subsequent interim periods preceding the retention of PW, neither the Company nor anyone on the Company's behalf consulted PW regarding any matter.

  While management anticipates that PW will continue to act as the Company's principal accountant during 1996 and subsequent years, no formal action is proposed to be taken at the Annual Meeting with respect to the employment of PW inasmuch as no such action is legally required. Representatives of PW plan to attend the Annual Meeting and will be available to answer appropriate questions. Its representatives also will have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

LIMITATION ON INCORPORATION BY REFERENCE

  Notwithstanding any reference in prior or future filings of the Company with the Securities and Exchange Commission which purports to incorporate this proxy statement by reference into another filing, such incorporation shall not include any material included herein under the captions "Management Information-- Compensation Committee Report" or "Other Information--Common Stock Performance Graph".

OTHER MATTERS

  The Annual Report to Stockholders covering the year ended December 31, 1995 has been mailed with this Proxy Statement to each stockholder entitled to vote at the Annual Meeting.

  Any stockholder who wishes to submit a proposal for action to be included in the Proxy Statement and form of Proxy relating to the Company's 1997 Annual Meeting of Stockholders is required to submit such proposals to the Company on or before January 10, 1997.

  The cost of soliciting proxies in the accompanying form will be borne by the Company.

  The persons designated as proxies to vote shares at the meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                           By Order of the Board of Directors

                                                     [PASTE UP SIG]

                                                    RICHARD L. EVANS
                                                        Secretary

May 17, 1996

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

                                REVOCABLE PROXY
                           REUNION INDUSTRIES, INC.

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 20, 1996

The undersigned stockholder of Reunion Industries, Inc. (the "Company") hereby appoints Charles E. Bradley, Sr., Thomas L. Cassidy, or Franklin Myers, or any of them, attorneys and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Stamford Hotel, One First Stamford Place, Stamford, Connecticut, on Thursday, June 20, 1996, at 10:00 a.m., local time, and at any adjournments thereof, all of the shares of common stock in the name of the undersigned or which the undersigned may be entitled to vote:

1. The election as directors (except as indicated below) of all nominees.

                  [ ] FOR
                  [ ] WITHHOLD
                  [ ] FOR ALL EXCEPT

THOMAS N. AMONETT, FRANKLIN MYERS, JOHN G. POOLE, THOMAS L. CASSIDY, CHARLES E. BRADLEY, SR.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE BOX "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

- -------------------------------------------------------------------------------

2. In their discretion, upon such other matters as may properly come before the meeting; hereby revoking any proxy or proxies heretofore given by the undersigned.
                  [ ] FOR
                  [ ] AGAINST
                  [ ] ABSTAIN

PLEASE CHECK BOX IF YOU PLAN TO ATTEND ANNUAL MEETING: [ ]

  The Board of Directors recommends a vote FOR the nominees named above; if no specification is made, the shares will be voted for such nominees.
  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.
  Signature should agree with name printed hereon. If Stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

Please be sure to sign and date this Proxy in the box below.

Date
     ---------------------------------------------------

- --------------------------------------------------------

- --------------------------------------------------------
Stockholder sign above     Co-holder (if any) sign above

   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                           REUNION INDUSTRIES, INC.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY